Exhibit 99.1
Red Robin Gourmet Burgers, Inc. Reports Results for the Fiscal First Quarter Ended April 18, 2021
Company announces all Company-owned indoor dining rooms open with varying levels of capacity, 10.0% comparable revenue growth, improved first quarter trends
Greenwood Village, CO – May 25, 2021 – Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) ("Red Robin" or the "Company"), a full-service restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the quarter ended April 18, 2021.
Key Highlights
•As of the end of our fiscal fifth period, all Company-owned restaurants have re-opened indoor dining rooms with varying levels of capacity;
•Restaurant revenue of $318.7 million and Restaurant Level Operating Profit (a non-GAAP metric) of 15.7%, an increase of 690 basis points over the same period in 2020;
•First quarter 2021 comparable(1) restaurant revenue increased 10.0% over the same period in 2020, and decreased 12.8% compared to the same period in 2019;
•At the end of the first quarter 2021, 55% of Company-owned restaurants had positive comparable(1) restaurant revenue compared to 2019;
•First quarter 2021 off-premises sales increased 75.5% compared to the period ended April 19, 2020, and comprised 41.7%, 26.3%, and 11.6% of total food and beverage sales for the first fiscal quarter of 2021, 2020, and 2019; and,
•For the last four weeks of the fiscal first quarter of 2021, 85 comparable(1) Company-owned restaurants with no capacity or social distancing restrictions realized comparable restaurant revenue of 5.2% over the same period in 2019, while maintaining off-premises mix of 29.9%, more than double pre-pandemic levels. These restaurants also realized comparable(1) restaurant margin of 21.1%, an increase of 1.5% over the same period in 2019. While these restaurants are able to operate with no restrictions, several are still operating below 100% capacity due to limited operating hours due to staffing challenges and COVID exclusions.
Paul J. B. Murphy III, Red Robin’s President and Chief Executive Officer, said, "We are very excited to share the progress we have made towards recovery. Our initiatives to enhance the Red Robin Guest experience and enterprise business model since the onset of the pandemic, coupled with decreasing COVID cases and pent-up demand, have resulted in a meaningful improvement in our liquidity and enterprise margins. We are encouraged that by the end of our first fiscal quarter, more than half of our Company-owned restaurants had positive comparable restaurant revenue compared to 2019, despite pronounced capacity restrictions in our largest markets. For the first time since the beginning of the pandemic, all of our Company-owned restaurants are open for indoor dining at varying levels of capacity. As we welcome back our Guests, we are sustaining off-premises sales that are more than double pre-pandemic levels, even in comparable Company-owned restaurants we are able to operate at full indoor capacity."
Murphy continued, "We believe the foundation that we have put in place will drive Guest activation, deliver a great brand experience, continue to generate incremental off-premises sales, and leverage our strengthened business model, together creating long-term value for our shareholders."
First Quarter 2021 Financial Summary Compared to First Quarter 2020 and 2019
The following table presents financial highlights for the fiscal first quarter of 2021, compared to results from the same period in 2020 and 2019:

	Sixteen weeks ended			Sixteen weeks ended
	April 18, 2021	April 19, 2020	Change	April 21, 2019(1)	Change
Total revenues (millions)	$326.3	$306.1	6.6%	$409.9	(20.4)%
Net (loss) income (millions)	(8.7)	(174.3)	(95.0)%	0.6	*
Adjusted EBITDA (millions)(2)	$27.4	$(10.7)	*	$34.3	(20.2)%

(Loss) income per diluted share ($ per share)	$(0.56)	$(13.51)	(95.9)%	$0.05	*
Adjusted (loss) income per diluted share ($ per share)(3)	$(0.30)	$(6.66)	(95.5)%	$0.19	*
(1) Presented for improved comparability.
(2) See schedule III for a reconciliation of Adjusted EBITDA, a non-GAAP measure, to net (loss) income.
(3) See schedule II for a reconciliation of Adjusted (loss) income per diluted share, a non-GAAP measure, to (Loss) income per diluted share.
* Percentage increases and decreases over 100 percent were not considered meaningful.
First Quarter 2021 Operating Results
Comparable restaurant revenue(1) increased 10.0% in the first quarter of 2021 compared to the same period a year ago, driven by a 4.4% increase in Guest count and a 5.6% increase in average Guest check. The increase in average Guest check resulted from a 3.7% increase in pricing, a 1.3% increase in menu mix, and a 0.6% increase from lower discounts. The increase in menu mix was primarily driven by higher sales of appetizers and Gourmet burgers, partially offset by lower beverage mix. Comparable restaurant revenue(1) decreased 12.8% in the first quarter of 2021 compared to the same period of fiscal year 2019.

(1)     Comparable restaurants are those Company-owned restaurants that have operated five full quarters as of the end of the period presented, and such restaurants are only included in the comparable metrics if they have operated for the entirety of both periods presented.

	Sixteen Weeks Ended
	April 18, 2021	April 19, 2020
Average weekly sales per unit:
Company-owned – Total	$46,515	$41,785
Company-owned – Comparable(1)	47,535	43,062
Franchised units – Comparable(1)	$50,240	$43,647
Total operating weeks:
Company-owned units	6,851	7,214
Franchised units	1,648	1,632
(1)     Comparable restaurants are those Company-owned restaurants that have operated five full quarters as of the end of the period presented, and such restaurants are only included in the comparable metrics if they have operated for the entirety of both periods presented.

	Sixteen weeks ended
	April 18, 2021	April 19, 2020	April 21, 2019(1)
Restaurant level operating profit(2) (millions)	50.0	26.5	73.3
Restaurant level operating profit percentage(2)	15.7%	8.8%	18.3%
(1)     Presented for improved comparability.
(2)    See schedule II for a reconciliation of Restaurant level operating profit, a non-GAAP measure, to Loss from operations.
The increase in restaurant-level operating profit was due to the following:
•Restaurant revenue increased by 5.7%, driven by favorable Guest counts, pricing, and sales mix;
•Cost of goods sold decreased by 170 basis points, primarily driven by favorable commodity costs and rebates;
•Labor costs decreased by 430 basis points, primarily driven by a more efficient management labor structure, staffing shortages, and simplifying our menu resulting in reduced kitchen labor hours, partially offset by higher wage rates;
•Other operating expenses increased by 80 basis points, primarily driven by higher third party delivery commissions and supply costs, due to higher off-premises sales; and
•Occupancy costs decreased by 180 basis points, primarily driven by savings from permanently closed restaurants and restructuring of lease payments and rent concessions.
Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors, and reconciles this metric to loss from operations and net loss, the most directly comparable GAAP metrics.

	Sixteen weeks ended
	April 18, 2021	April 19, 2020	April 21, 2019(1)
General and administrative costs (millions)	$22.3	$26.7	$30.1
General and administrative costs as a percentage of total revenues	6.8%	8.7%	7.3%
(1) Presented for improved comparability.
The decrease in general and administrative costs in 2021 was primarily driven by a decrease in travel and entertainment costs and a permanent reduction in force in 2020, partially offset by higher Team Member benefit costs.

	Sixteen weeks ended
	April 18, 2021	April 19, 2020	April 21, 2019(1)
Selling costs (millions)	$8.4	$14.8	$18.0
Selling costs as a percentage of total revenues	2.6%	4.8%	4.4%
(1) Presented for improved comparability.
The decrease in selling costs in 2021 was primarily driven by reduced marketing due to capacity limitations and a shift to an all-digital marketing strategy, which has enabled us to communicate with our Guests in a more compelling and cost effective way.
Balance Sheet and Liquidity
The Company made net repayments of $6.4 million on its Amended and Restated Credit Agreement (the "credit facility") during the first quarter of 2021. As of April 18, 2021, the Company had outstanding borrowings under its credit facility of $163.3 million, in addition to amounts issued under letters of credit of $8.6 million, and liquidity of approximately $107.0 million including cash on hand and available borrowing capacity under its credit facility.
Income Taxes
The Company will be able to carry back federal and state net operating losses that are expected to generate approximately $16 million in cash tax refunds during 2021.

Restaurant Portfolio
The following table details restaurant unit data for Company-owned and franchised locations for the periods indicated:

	Sixteen Weeks Ended
	April 18, 2021	April 19, 2020
Company-owned:
Beginning of period	443	454
Closed during the period	(3)	(2)
End of period	440	452
Franchised:
Beginning of period	103	102
End of period	103	102
Total number of restaurants	543	554

As of May 16, 2021, the Company had 440 total (comparable and non-comparable) restaurants. In addition to the permanent closures shown in the table above, the Company determined during the first quarter that it intends to permanently close 10 of 12 remaining Company-owned restaurants that were closed in 2020 due to the COVID-19 pandemic and will re-open the remaining two restaurants in 2021.
Current Operational Trends
Selected operating metrics are presented below for the Company's 28 day accounting periods through the fifth period of fiscal year 2021:

	Period Ended(2)
Company-owned Restaurants	24-Jan	21-Feb(3)	21-Mar	18-Apr	16-May(6)
Net comparable(1) restaurant revenues	(26.7)%	(22.9)%	21.9%	165.9%	102.6%
Net comparable(1) restaurant revenues compared to Fiscal Year 2019	N/A(4)	N/A(4)	(8.5)%	0.0%	(3.3)%
Average weekly net sales per restaurant	$39,701	$41,384	$53,240	$55,600	$52,731
Number of comparable Company-owned restaurants(1)	413	411	410	410	410
Company-owned restaurants with closed dining rooms(1)	114	57	9	6	0
Average weekly off-premises net sales per restaurant	$20,896	$18,696	$20,056	$19,894	$19,078
Open system capacity(5)	40%	41%	48%	61%	65%
———————————————————
(1)    Comparable restaurants are those Company-owned restaurants that have operated five full fiscal quarters as of the period presented. Restaurant count shown is as of the end of the period presented.
(2)     The periods ended January 24, February 21, March 21, and April 18, 2021 comprise the Company's first fiscal quarter. The period ended May 16, 2021 falls within our second fiscal quarter of 2021, and amounts presented for the period are preliminary and subject to closing adjustments.
(3)    Period includes the impact of reduced traffic due to winter weather in February of approximately 2% to 3%.
(4)    This metric is presented to compare current year operating results to periods that are not impacted by the COVID-19 pandemic. There was no meaningful COVID-19 impact in P1 or P2 of 2020.
(5)    Represents the percentage of indoor seating of Company-owned restaurants with open dining rooms, as of the end of the period presented.
(6)    Period includes the impact of limited operating hours, in part due to staffing shortages.

We expect that the recovery of our restaurants in our largest markets on the West Coast, which have had capacity restrictions at 50% or less through May 16, 2021, will provide significant average comparable restaurant revenue benefits as we increase capacity in these dining rooms. As of the end of our fiscal first quarter, the majority of our restaurants in our West Coast market were open at limited indoor capacity. The restaurants in these states had average weekly net sales per restaurant as presented in the table below:

State	Restaurant Count	Sixteen weeks ended April 18, 2021	May 16, 2021(1)	Fiscal Year 2019	First Quarter 2021 to Fiscal Year 2019 Change	Period Ended May 16, 2021 to Fiscal Year 2019 Change(1)
California	64	$44,592	$64,735	$63,586	(29.9)%	1.8%
Oregon	15	$53,784	$57,710	$70,119	(23.3)%	(17.7)%	(2)
Washington	38	$59,888	$75,175	$73,326	(18.3)%	2.5%
———————————————————
(1) Amounts presented for this period are preliminary and subject to closing adjustments.
(2) During our fiscal fifth period ended May 16, 2021, certain restaurants in Oregon were mandated to revert to off-premises only due to increased COVID-19 restrictions in these states and localities.
We also expect to see continued benefits from outdoor seating expansion, allowing us to capture incremental demand by offering a Red Robin occasion to Guests who would still prefer a more socially distanced full service dining option, or outdoor dining experiences during seasons with good weather.

Outlook for 2021 and Guidance Policy
The Company provides guidance as it relates to select information related to the Company's financial and operating performance, and such measures may differ from year to year. Due to the uncertainty caused by the on-going COVID-19 pandemic, limited guidance is being provided for fiscal year 2021.
The Company currently expects the following in 2021:
•We reiterate our expectation of full-year capital expenditures of $45 million to $55 million, including continued investment in maintaining our restaurants and infrastructure with maintenance and systems capital, Donatos® expansion to approximately 120 restaurants, including approximately 40 restaurants in our second fiscal quarter, and approximately 80 restaurants in the second half of the fiscal year, digital guest and operational technology solutions, and off-premises execution enhancements.
•We currently expect to realize a full-year 2021 effective tax rate between 1% and 5%.

Investor Conference Call and Webcast
Red Robin will host an investor conference call to discuss its first quarter 2021 results today at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (412) 317-6026. A replay will be available from approximately two hours after the end of the call and can be accessed by dialing (412) 317-6671; the conference ID is 10155328. The replay will be available through Tuesday, June 1, 2021.
The call will be webcast live and later archived from the Company's website at www.redrobin.com under the investor relations section.
About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), is a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name, Red Robin Gourmet Burgers and Brews. We believe nothing brings people together like burgers and fun around our table, and no one makes moments of connection over craveable food more memorable than Red Robin. We serve a variety of burgers and mainstream favorites to Guests of all ages in a casual, playful atmosphere. In addition to our many burger offerings, Red Robin serves a wide array of salads, appetizers, entrees, desserts, signature beverages and Donatos® pizza at select locations. It's now easy to enjoy Red Robin anywhere with online ordering available for to-go, delivery and catering. There are more than 540 Red Robin restaurants across the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®!
Forward-Looking Statements
Forward-looking statements in this press release regarding the Company's future performance, demand and business recovery, growth drivers, long-term value creation, revenue and comparable revenue growth, sales and profitability including sales trajectory, off-premises sales and incrementality, enterprise margin improvement, preliminary results including net comparable restaurant revenue and average weekly net sales per restaurant, tax rate and NOL cash tax refunds, capital expenditures including restaurant maintenance and infrastructure and rollout of Donatos® to additional locations and timing thereof, digital guest and operational technology solutions, and off-premises execution enhancements, commodity inflation, and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as "expect," "believe," "anticipate," "intend," "plan," "project," "could," "should," "will," or "estimate," or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the impact of COVID-19 on our results of operations, supply chain, and liquidity; the effectiveness of the Company's strategic initiatives, including alternative labor models, service, and operational improvement initiatives; our ability to staff, train, and retain our workforce for service execution; the effectiveness and timing of the Company's marketing strategies and promotions; menu changes and pricing strategy; the anticipated sales growth, costs, and timing of the Donatos® expansion; the implementation, rollout, and timing of new technology solutions; our ability to achieve revenue and cost savings from off-premises sales and other initiatives; competition in the casual dining market and discounting by competitors; changes in consumer spending trends and habits; changes in the cost and availability of key food products, distribution, labor, and energy; general economic conditions, including changes in consumer disposable income, weather conditions, and related events in regions where our restaurants are operated; the adequacy of cash flows and the cost and availability of capital or credit facility borrowings; the impact of federal, state, and local regulation of the Company's business; changes in federal, state, or local laws and regulations affecting the operation of our restaurants, including minimum wages, consumer health and safety, health insurance coverage, nutritional disclosures, and employment eligibility-related documentation requirements; costs and other effects of legal claims by Team Members, franchisees, customers, vendors, stockholders, and others, including negative publicity regarding food safety or cyber security; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

For media relations questions contact:
Danielle Paleafico, Coyne PR
(973) 588-2000
For investor relations questions contact:
Raphael Gross, ICR
(203) 682-8253

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Sixteen Weeks Ended
	April 18, 2021	April 19, 2020
Revenues:
Restaurant revenue	$318,677	$301,434
Franchise royalties, fees, and other revenue	7,598	4,631
Total revenues	326,275	306,065

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	69,166	70,426
Labor	111,659	118,566
Other operating	57,712	52,291
Occupancy	30,100	33,657
Depreciation and amortization	25,888	28,320
General and administrative	22,255	26,723
Selling	8,355	14,779
Pre-opening costs and acquisition costs	—	153
Other charges	5,471	119,379
Total costs and expenses	330,606	464,294

Loss from operations	(4,331)	(158,229)

Other expense:
Interest expense, net and other	4,330	3,370

Loss before income taxes	(8,661)	(161,599)
Income tax provision	52	12,699
Net loss	$(8,713)	$(174,298)
Loss per share:
Basic	$(0.56)	$(13.51)
Diluted	$(0.56)	$(13.51)
Weighted average shares outstanding:
Basic	15,579	12,903
Diluted	15,579	12,903

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	(Unaudited)
	April 18, 2021	December 27, 2020
Assets:
Current Assets:
Cash and cash equivalents	$22,284	$16,116
Accounts receivable, net	10,916	16,510
Inventories	23,736	23,802
Income tax receivable	16,176	16,662
Prepaid expenses and other current assets	12,823	13,818
Total current assets	85,935	86,908
Property and equipment, net	405,157	427,033
Right of use assets, net	427,182	425,573
Intangible assets, net	23,741	24,714
Other assets, net	9,122	10,511
Total assets	$951,137	$974,739

Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$25,520	$20,179
Accrued payroll and payroll related liabilities	30,090	27,653
Unearned revenue	42,996	50,138
Current portion of lease obligations	51,369	55,275
Current portion of long-term debt	9,692	9,692
Accrued liabilities and other	44,524	39,617
Total current liabilities	204,191	202,554
Long-term debt	154,529	160,952
Long-term portion of lease obligations	463,729	465,233
Other non-current liabilities	16,402	25,287
Total liabilities	838,851	854,026

Stockholders' Equity:
Common stock; $0.001 par value: 45,000 shares authorized; 20,449 shares issued; 15,622 and 15,548 shares outstanding as of April 18, 2021 and December 27, 2020	20	20
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding as of April 18, 2021 and December 27, 2020	—	—
Treasury stock, 4,827 and 4,901 shares, at cost as of April 18, 2021 and December 27, 2020	(196,883)	(199,908)
Paid-in capital	240,647	243,407
Accumulated other comprehensive loss, net of tax	17	(4)
Retained earnings	68,485	77,198
Total stockholders' equity	112,286	120,713
Total liabilities and stockholders' equity	$951,137	$974,739

Schedule I
Reconciliation of Non-GAAP Results to GAAP Results
(In thousands, except per share data, unaudited)
In addition to the results provided in accordance with Generally Accepted Accounting Principles ("GAAP") throughout this press release, the Company has provided non-GAAP measurements which present the sixteen weeks ended April 18, 2021, April 19, 2020 and April 21, 2019(1) Net (loss) income and basic and diluted loss per share, excluding the effects of goodwill impairment, restaurant asset impairment, litigation contingencies, board and stockholder matters costs, restaurant closure and refranchising costs, severance costs, COVID-19 related costs, and related income tax effects. The Company believes the presentation of net loss and loss per share exclusive of the identified item gives the reader additional insight into the ongoing operational results of the Company. This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein. Income tax effect of reconciling items was calculated based on the change in the total tax provision calculation after adjusting for the identified item. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Sixteen Weeks Ended
	April 18, 2021	April 19, 2020	April 21. 2019(1)
Net (loss) income as reported	$(8,713)	$(174,298)	$639
Restaurant closure and refranchising costs	2,447	1,406	304
Restaurant asset impairment	1,242	15,498	—
Litigation contingencies	1,085	4,500	—
COVID-19 related costs	569	198	—
Board and stockholder matter costs	128	1,482	—
Severance costs	—	881	1,994
Goodwill impairment	—	95,414	—
Executive retention	—	—	100
Income tax effect	(1,422)	(31,039)	(623)
Adjusted net (loss) income	$(4,664)	$(85,958)	$2,414

(Loss) earnings per share - basic:
Net loss as reported	$(0.56)	$(13.51)	$0.05
Restaurant closure and refranchising costs	0.16	0.11	0.03
Restaurant asset impairment	0.08	1.20	—
Litigation contingencies	0.07	0.35	—
COVID-19 related costs	0.03	0.02	—
Board and stockholder matter costs	0.01	0.11	—
Severance and executive transition	—	0.07	0.15
Goodwill impairment	—	7.40	—
Executive retention	—	—	0.01
Income tax effect	(0.09)	(2.41)	(0.05)
Adjusted (loss) earnings per share - basic	$(0.30)	$(6.66)	$0.19

(Loss) earnings per share - diluted:
Net loss as reported	$(0.56)	$(13.51)	$0.05
Restaurant closure and refranchising costs	0.16	0.11	0.03
Restaurant asset impairment	0.08	1.20	—
Litigation contingencies	0.07	0.35	—
COVID-19 related costs	0.03	0.02	—
Board and stockholder matter costs	0.01	0.11	—
Severance and executive transition	—	0.07	0.15
Goodwill impairment	—	7.40	—
Executive retention	—	—	0.01
Income tax effect	(0.09)	(2.41)	(0.05)
Adjusted (loss) earnings per share - diluted	$(0.30)	$(6.66)	$0.19

Weighted average shares outstanding
Basic	15,579	12,903	12,967
Diluted	15,579	12,903	13,041
(1) Presented for improved comparability.

Schedule II
Reconciliation of Non-GAAP Restaurant-Level Operating Profit to (Loss) Income
from Operations and Net (Loss) Income
(In thousands, unaudited)
The Company believes restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenue minus restaurant-level operating costs, excluding restaurant impairment and closure costs. The measure includes restaurant-level occupancy costs that include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance, and other property costs, but excludes depreciation related to restaurant equipment, buildings, and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general, and administrative costs, and therefore excludes costs associated with selling, general, and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to loss from operations or net loss as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies in the Company's industry. The table below sets forth certain unaudited information for the sixteen weeks ended April 18, 2021, April 19, 2020, and April 21, 2019(2) expressed as a percentage of total revenues, except for the components of restaurant-level operating profit that are expressed as a percentage of restaurant revenue.

	Sixteen Weeks Ended
	April 18, 2021		April 19, 2020		April 21. 2019(2)
Restaurant revenues	$318,677	97.7%	$301,434	98.5%	$400,484	97.7%
Restaurant operating costs(1):
Cost of sales	69,166	21.7	70,426	23.4	93,715	23.4
Labor	111,659	35.0	118,566	39.3	142,894	35.7
Other operating	57,712	18.1	52,291	17.3	55,565	13.9
Occupancy	30,100	9.4	33,657	11.2	35,020	8.7
Restaurant-level operating profit	50,040	15.7%	26,494	8.8%	73,290	18.3

Add – Franchise royalties, fees, and other revenue	7,598	2.3%	4,631	1.5%	9,382	2.3
Deduct – other operating:
Depreciation and amortization	25,888	7.9	28,320	9.3	28,438	6.9
General and administrative expenses	22,255	6.8	26,723	8.7	30,090	7.3
Selling	8,355	2.6	14,779	4.8	18,026	4.4
Pre-opening & acquisition costs	—	—	153	—	319	0.1
Other charges	5,471	1.7	119,379	39.0	2,398	0.6
Total other operating	61,969	19.0%	189,354	61.9%	79,271	19.3

(Loss) income from operations	(4,331)	(1.3)%	(158,229)	(51.7)%	3,401	0.8

Interest expense, net and other	4,330	1.3	3,370	1.1	3,238	0.8
Income tax provision (benefit)	52	0.0	12,699	4.1	(476)	(0.1)
Total other	4,382	1.3	16,069	5.3	2,762	0.7

Net (loss) income	$(8,713)	(2.7)%	$(174,298)	(56.9)%	$639	0.2%
________________________________________
(1)Excluding depreciation and amortization, which is shown separately.
(2)     Presented for improved comparability.
Certain percentage amounts in the table above do not total due to rounding as well as the fact that components of restaurant-level operating profit are expressed as a percentage of restaurant revenue and not total revenues.

Schedule III
Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA
(In thousands, unaudited)

The Company defines EBITDA as net (loss) income before interest expense, income taxes, and depreciation and amortization. EBITDA and adjusted EBITDA are presented because the Company believes investors’ understanding of its performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating its ongoing results of operations excluding the effects of goodwill impairment, restaurant asset impairment, litigation contingencies, board and stockholder matters costs, restaurant closure and refranchising costs, severance costs, and COVID-19 related costs. EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net (loss) income or cash flow from operations, as determined by GAAP, and the Company's calculation thereof may not be comparable to that reported by other companies in its industry or otherwise. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations shown in the table below. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to the Company's performance based on its GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and the Company's presentation of adjusted EBITDA should not be construed as an inference that its future results will be unaffected by excluded or unusual items. The Company has not provided a reconciliation of its adjusted EBITDA outlook to the most comparable GAAP measure of Net (loss) income. Providing Net (loss) income guidance is potentially misleading and not practical given the difficulty of projecting event-driven transactional and other non-core operating items that are included in Net (loss) income, including asset impairments and income tax valuation adjustments. The reconciliations of adjusted EBITDA to Net (loss) income for the historical periods presented below are indicative of the reconciliations that will be prepared upon completion of the periods covered by the non-GAAP guidance.

	Sixteen Weeks Ended
	April 18, 2021	April 19, 2020	4/21/2019(1)
Net (loss) income as reported	$(8,713)	$(174,298)	$639
Interest expense, net	4,677	3,234	3,345
Income tax provision (benefit)	52	12,699	(476)
Depreciation and amortization	25,888	28,320	28,438
EBITDA	$21,904	$(130,045)	$31,946

Restaurant closure and refranchising costs	$2,447	$1,406	$304
Restaurant asset impairment	1,242	15,498	—
Litigation contingencies	1,085	4,500	—
COVID-19 related costs	569	198	—
Board and stockholder matter costs	128	1,482	—
Severance costs	—	881	1,994
Goodwill impairment	—	95,414	—
Executive retention	—	—	100
Adjusted EBITDA	$27,375	$(10,666)	$34,344
(1)     Presented for improved comparability.